Exhibit 10.37

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Autoliv Switzerland GmbH (the “Company”), and Magnus Jarlegren (the “Executive”), to be effective as of the Effective Date, as defined in Section 1. References herein to the “Company” shall, as applicable, be deemed to include the Company’s affiliates.

BACKGROUND

Autoliv, Inc. engaged the Executive as President, Autoliv Europe from and after June 1, 2023, in accordance with the terms of his employment agreement dated January 15, 2019 and amended on June 1, 2023 (the “Prior Agreement”). Autoliv, Inc. and the Executive now agree that the principal workplace for the Executive shall be in Switzerland and so this Agreement includes the relevant terms and conditions for the Executive’s employment by the Company as of the Effective Date and that this Agreement effectively supersedes and replaces the Prior Agreement between the Executive and Autoliv, Inc. as set forth by Section 18. The Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Effective Date. The effective date of this Agreement (the “Effective Date”) shall be December 1, 2023. The parties may agree on an earlier start date. This Agreement shall be subject to the competent authorities issuing the work and residence permits required for the Executive under Swiss law.

2.
Employment. The Executive is employed as President, Autoliv Europe of the Company. In this capacity, the Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the President and CEO of Autoliv, Inc. (the “President and CEO”). The principal workplace for the Executive shall be Zug, Switzerland. Due to his position as President, Autoliv Europe of the Company the Executive will be required to perform certain functions and activities in places other than the main place of work. As a result, the Employee will be required to travel within Switzerland and abroad.

3.
Employment Period. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company from the Effective Date and thereafter unless and until terminated by the Company or the Executive (the “Employment Period”); provided, however, that (i) the Company must give the Executive written notice of termination of the Executive’s employment not less than six (6) calendar months prior to such date of termination, and (ii) the Executive must give the Company written notice of termination of his employment not less than six (6) calendar months prior to such date of termination; provided, further, however, that in the event of a termination by the Company for Cause pursuant to Section 13(b) hereof, the 6-month notice requirement provided in clause (i) of the foregoing provision shall not apply to the extent that the Cause qualifies as "for cause" as defined in Article 337 of the Swiss Code of Obligations and the Executive’s termination of employment shall be effective immediately. Notwithstanding

Exhibit 10.37

the foregoing, the Executive’s employment shall automatically terminate on the earlier occurrence of the last day of the month preceding the Executive’s 65th birthday (“Retirement”).

4.
Extent of Service. During the Employment Period, the Executive shall use his best efforts to promote the interests of the Company and those of any parent, subsidiary and associated company of the Company, and shall devote his full time and attention during normal business hours to the business and affairs of the Company and any parent, subsidiary and associated company. In addition, the Executive shall devote as much time outside normal business hours to the performance of his duties as may in the interests of the Company be reasonably necessary; provided, however, that the Executive shall not receive any remuneration in addition to that set out in Section 5 hereof in respect of his work during such time. During the Employment Period, the Executive shall not, without the consent of the President and CEO of Autoliv, Inc., directly or indirectly, either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, be engaged, concerned or interested in any business in a manner that would conflict with the Executive’s duties under this Section 4 (including holding any shares, loan, stock or any other ownership interest in any competitor of the Company), provided that nothing in this Section 4 shall preclude the Executive from holding shares, loan, stock or any other ownership interest in an entity other than a competitor of the Company as an investment.

5.
Compensation and Benefits.

(a)
Base Salary. During the Employment Period, the Executive shall receive a gross salary at the rate of CHF 650,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. This amount includes all compensation for overtime. The Leadership Development and Compensation Committee of the Board of Directors of Autoliv, Inc. (the “Compensation Committee”) shall review the Executive’s Base Salary annually during the Employment Period the first annual Base Salary adjustment occurring no sooner than January 1, 2025. Any adjustments to the Executive’s annual base salary shall become the Executive’s Base Salary for purposes of this Agreement.

(b)
Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s bonus plan for executive officers, if any, pursuant to which he will have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committee (such bonus earned at the stated “median” level of achievement being referred to herein as the “Median Bonus”). Until otherwise changed by the Compensation Committee, the Executive’s Median Bonus shall be fifty percent (50%) of his Base Salary.

(c)
Equity Incentive Compensation. During the Employment Period, the Executive shall be eligible for equity grants under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan or any successor plan or plans, having such terms and conditions as awards to other peer executives of the Company, as determined by the Compensation Committee in its sole discretion, unless the Executive consents to a different type of award or different terms of such award than are applicable to other peer executives of the Company. Nothing herein requires the Compensation Committee to grant the Executive equity awards or other long-term incentive awards in any year.

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(d)
Car Allowance. The Executive is eligible for a gross monthly car allowance of CHF 1,750. The purchase, maintenance and use of the car shall be at the discretion of the Executive. The relevant car allowance will be paid to the Executive together with the salary.

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(e)
Relocation Bonus. The Executive will be paid a one-time relocation bonus of CHF 40,000 in connection with the relocation from Sweden to Switzerland.

(f)
Relocation Support. The Executive is eligible for relocation support, including immigration, moving of household goods, and travel, in connection with his relocation from Sweden to Zug, Switzerland.

(g)
Temporary Housing. The Executive is eligible for temporary housing for a maximum period of three years with a maximum budget of CHF 55,000 per year; this benefit will cease if the Executive is no longer commuting to Switzerland.

(h)
Temporary Home Leave Travel Benefit. The Executive is eligible for a temporary home leave travel benefit while commuting to Switzerland for a maximum period of three years. The Company will pay for one airfare roundtrip economy class ticket from Switzerland to Sweden per week.

(i)
Tax Support. The Executive is eligible for tax support, including tax return preparation, in Sweden and in Switzerland for the first two years of the Employment Period.

(j)
Language Training. The Executive and companion are eligible for German language training up to 100 hours per person.

(k)
Expenses. The Executive shall be entitled to receive payment or reimbursement for all reasonable traveling, hotel and other expenses incurred by him in the performance of his duties under this Agreement, in accordance with the policies, practices and procedures of the Company as in effect from time to time. The Executive shall provide the Company with receipts, vouchers or other evidence of actual payment of the expenses to be reimbursed, as requested by the Company.

(l)
Conditions of Employment. Normal conditions of employment as issued by the Company apply to the receipt of benefits under this Section 5.

6.
Holidays. The Executive shall be entitled to yearly holidays amounting to 30 days.

7.
Pension. The Executive shall participate in the Company's pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan, as amended from time to time.

8.
Social Security Contributions. The Executive and the Company shall each pay half of the contributions for AHV (Old Age and Survivors' Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Executive's contributions are deducted by the Company from his gross salary. Due to the Executive's position and level of salary,

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the Executive may benefit from an insurance coverage supplementary to the one proposed to standard employees. The insurance terms and conditions apply to those benefits. The Executive may contribute to this supplementary coverage through contributions deducted by the Company from the Executive's gross salary.

9.
Illness. In case of the Executive's inability to perform his duties under this Employment Agreement due to illness for which he is not at fault, the Executive shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness, if such an insurance has been contracted. The Executive's monthly contributions to this insurance shall be deducted from his gross salary. During the waiting period defined by the insurance contract, the Company shall pay 100% of the Executive's salary. If an insurance for loss of earnings due to illness has not been entered into, the continuation of pay is determined by Art. 324a of the Swiss Code of Obligations.

10.
Accident. The Executive is insured for occupational as well as non-occupational accidents. The contributions for the non-occupational accident insurance shall be paid by the Company.

11.
Business or Trade Information. The Executive shall not during or after the termination of his employment hereunder disclose to any person, firm of company whatsoever or use for his own purpose or for any purposes other than those of the Company any information relating to the Company (including any parent, subsidiary or associated company of the Company) or its business or trade secrets of which he has or shall hereafter become possessed. These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof). In the event that the Executive does not comply with this Section 11, the Company shall be entitled to liquidated damages equal to six (6) times the average monthly Base Salary that the Executive received during the preceding twelve (12) months, if the Executive continues to be employed, or during the last twelve (12) months prior to his Date of Termination, if the Executive’s employment has terminated. The payment of liquidated damages shall not discharge the Executive from complying with confidentiality obligation in relation to Business and Trade Information. In addition to the payment of liquidated damages and the payment of further damages, the Company shall have the right to request specific performance of this provision and to apply to the courts for injunctive relief.

12.
Company Property. The Executive shall upon the termination of his employment hereunder for whatever reason immediately deliver to the Company all designs, specifications, correspondence and other documents, papers, the car provided hereunder and all other property belonging to the Company or any of its affiliated companies or which may have been prepared by him or have come into his possession in the course of his employment.

13.
Termination of Employment.

(a)
Death; Retirement. The Executive’s employment shall terminate automatically upon his death or Retirement.

(b)
Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” for

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termination by the Company of the Executive’s employment shall mean (i) willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board of Directors of Autoliv, Inc. (the “Board”), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

(c)
Termination by the Executive. The Executive may terminate his employment during the Employment Period with Good Reason or without Good Reason. “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of any of the following “Good Reason Events”:

(i)
the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect on the Effective Date other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

(ii)
a reduction by the Company in the Executive’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time;

(iii)
the relocation of the Executive’s principal place of employment to a location more than 45 kilometers from the Executive’s principal place of employment as set forth in Section 2 or the Company requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)
the failure by the Company to pay to the Executive any portion of the Executive’s current compensation within seven (7) days of the date such compensation is due;

(v)
the failure by the Company to continue in effect any compensation plan in which the Executive participates on the Effective Date which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed on the Effective Date; or

(vi)
the failure by any successor to the business of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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(d)
Notice of Termination. Any termination by the Company or the Executive of the Executive’s employment (other than by reason of death or Retirement) shall be communicated by written Notice of Termination from one party hereto to the other party hereto.

(e)
Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated other than by reason of death or Retirement, the end of the notice period specified in Section 3 hereof (if applicable), or (ii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive, or (iii) if the Executive’s employment is terminated by reason of Retirement, the Date of Termination shall be the date of Retirement.

14.
Obligations of the Company Upon Termination of Employment.

(a)
Termination by the Company Other Than for Cause; Termination by the Executive for Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason, regardless of whether Swiss courts recognize Cause or Good Reason as meeting the criteria for "for cause" under Article 337 of the Swiss Code of Obligations, then, and only if within forty-five (45) days after the Date of Termination the Executive shall have executed a separation agreement containing a full general release of claims and covenant not to sue, in the form provided by the Company, and such separation agreement shall not have been revoked within such time period, within sixty (60) days after the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to one and a half times (1.5x) the Executive’s Base Salary as in effect immediately prior to the Date of Termination. In addition, the Company shall pay all relevant social costs attributable to such lump sum severance payment, in accordance with Swiss law.

(b)
Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than such death benefits he or they would otherwise be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company or its affiliated companies.

(c)
Retirement. If the Executive’s employment is terminated in connection with his Retirement during the Employment Period, this Agreement shall terminate without further obligations to the Executive; provided, however, that the Executive shall nonetheless be subject to the covenants set forth in Section 15 herein.

(d)
Cause; Voluntary Resignation. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily resigns his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive; provided, however, that the Executive shall nonetheless be subject to the covenants set forth in Section 15 herein.

15.
Non-Competition Covenant; Payment for Non-Competition Covenant.

(a)
Except as provided in Section 15(b), during the twelve (12) months

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immediately following the termination of his employment with the Company, the Executive shall

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not (i) accept employment with a competitor of the Company in a capacity in which such competitor can make use of the confidential information relating to the Company that the Executive has obtained in his employment with the Company, (ii) engage as a partner or owner in such competitor of the Company, nor (iii) act as an advisor to such competitor (the “Non- Competition Covenant”).

(b)
The Non-Competition Covenant shall not apply:

(i)
in the event the Executive’s employment is terminated by the Company other than for Cause;

(ii)
if the Company in its sole discretion waives the application of the Non-

Competition Covenant; or

(iii)
in the event the Executive resigns for Good Reason.

(c)
If the Executive does not comply with the Non-Competition Covenant when applicable, then (i) the Executive shall not be entitled to any benefits pursuant to Section 15(d) below during the period in which the Executive is not in compliance with such Non-Competition Covenant, and (ii) the Company shall be entitled to liquidated damages equal to six (6) times the average monthly Base Salary that the Executive received during the last twelve (12) months prior to the Date of Termination for each instance of violation. The payment of liquidated damages shall not discharge the Executive from observing this non-competition undertaking. In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to enforce the non-compete undertaking by specific performance, including provisional measures (injunctive relief).

(d)
If the Non-Competition Covenant becomes operative, then the Company shall pay to the Executive, as compensation for the inconvenience of such Non-Competition Covenant, up to twelve (12) monthly payments equal to the Executive’s monthly Base Salary as in effect on the Date of Termination, less the monthly salary earned during such month by the Executive in a subsequent employment, if any; provided, however, that the aggregate monthly payments from the Company pursuant to this Section 15(d) shall not exceed sixty percent (60%) of the Executive’s annual Base Salary as in effect on the Date of Termination, and once the 60% aggregate amount has been paid, no further payments will be made under this Section 15(d). As a condition to the receipt of such payments, the Executive must inform the Company of his base salary in his new employment on a monthly basis. No payments shall be made under this Section 15 if the Executive’s employment is terminated in connection with his Retirement.

16.
Intellectual Property Rights.

(a)
Inventions, designs, developments and improvements which the Executive makes in performing his services for the Company and in fulfillment of his contractual duties or to which the Executive contributes belong to the Company, regardless of their protectability.

(b)
Inventions and designs which the Executive makes in performing his services for the Company but not in performing his contractual duties or to which the Executive contributes

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are assigned to the Company without further formalities. The Executive shall inform

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the Company of such inventions or designs. The Company shall inform the Executive in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Executive. In case that the invention or the design is not released to the Executive, the Company shall pay him an appropriate compensation within the meaning of Art. 332 (4) of the Swiss Code of Obligations.

(c)
Any copyrights (drafts, models, plans, drawings, texts) which the Executive creates in performing his] services for the Company, whether or not in performing his contractual duties, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

(d)
The Executive agrees to immediately inform the Company in writing about the creation of all intellectual property rights of the kind mentioned in the sections 16 (a) to (c) above. The Executive further agrees to issue all statements and provide all documents the Company may require to claim, enforce and/or exercise the afore-mentioned rights.

17.
Data Transfer. The Company is part of an international group of companies. For purposes of properly administrating human resources related data within the group, it may be necessary for the Company to transmit personnel data to group companies or third party service providers within or outside Switzerland. For the purpose of data transfers to countries not providing an adequate level of data protection, the Company has concluded the EU Standard Contractual Clauses, where required. The Employee expressly agrees to the transfer by the Company of his personnel data to any group company or any third party service provider that needs to access such data irrespective of whether it is based within or outside Switzerland and that therefore his personal data may be transferred to countries which do not provide for an adequate data protection level from a Swiss perspective, i.e. United States of America, United Kingdom, France, Germany, and Romania.

18.
Entire Agreement. This Agreement supersedes the Prior Agreement and any other previous agreements and arrangements whether written, oral or implied between the Company or Autoliv and the Executive relating to the employment of the Executive, without prejudice to any rights accrued to the Company or the Executive prior to the commencement of his employment under this Agreement.

19.
Disputes. Disputes regarding this Agreement (including, without limitation, disputes regarding the existence of Cause or Good Reason) shall be subject to the jurisdiction of the competent Swiss courts in accordance with Swiss law.

20.
Governing Law. This Agreement shall be governed by and construed in accordance with Swiss law and, where applicable, the laws of any applicable local jurisdictions.

21.
Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.
22.
Notices. All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed

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as follows:

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If to the Executive: Magnus Jarlegren

Sormenvägen 65

186 92 Vallentuna, Sweden

If to the Company: Autoliv Switzerland GmbH

Poststrasse 6B,

6300 Zug, Switzerland Attention: Secretary

With a copy to: Autoliv, Inc.

World Trade Center, Klarabergsviadukten 70 111 64 Stockholm, Sweden

Attention: EVP, Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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IN WITNESS whereof this Agreement has been executed as of the latest of the dates below.

The Executive

Magnus Jarlegren Date:

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For the Company

Par-Ola Wirenlind Director

Date:

Andreas Allebert Director

Date: